EXHIBIT 10.66
TERM LOAN PROMISSORY NOTE

$20,000,000	April 26, 2007
Los Angeles, California
     FOR VALUE RECEIVED, the undersigned, SYNTAX-BRILLIAN CORPORATION, a Delaware corporation, SYNTAX GROUPS CORPORATION, a California corporation, SYNTAX CORPORATION, a Nevada corporation (the “Companies”), jointly and severally, promise to pay to the order of THE CIT GROUP/COMMERCIAL SERVICES, INC. (“CIT”) at its office located at 300 South Grand Avenue, Los Angeles, California 90071, in lawful money of the United States of America and in immediately available funds, the principal amount of Twenty Million Dollars ($20,000,000), payable in accordance with the terms of the Term Loan Agreement of even date herewith between the Companies and CIT (the “Agreement”).
     The Companies further agree to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the dates and at the rates specified in Section 5 of the Agreement. Capitalized terms used in this Note and defined in the Agreement shall have the meanings given to such terms in the Agreement unless otherwise specifically defined herein.
     This Note is a Promissory Note referred to in the Agreement, evidences the Term Loan made to the Companies thereunder, and is subject to, and entitled to, all provisions and benefits thereof, including optional and mandatory prepayment, in whole or in part, as provided therein.
     Notwithstanding any other provision of this Note to the contrary, upon the occurrence of any Event of Default specified in the Agreement, or upon termination of the Agreement for any reason, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of CIT, immediately due and payable as provided in the Agreement.

SYNTAX-BRILLIAN CORPORATION

By: Title:	/s/ Wayne A. Pratt EVP — C.F.O.

SYNTAX CORPORATION		SYNTAX GROUPS CORPORATION

By:	/s/ Wayne A. Pratt	By:	/s/ Wayne A. Pratt
Title:	EVP — C.F.O.	Title:	EVP — C.F.O.